EXHIBIT 10.1

EXECUTION COPY

MLA No. RX0785

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT (this “Agreement”) is entered into as of June 29, 2009, between CONNECTICUT WATER SERVICE, INC., a Connecticut corporation (the “Company”), and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).

BACKGROUND

From time to time, the Company may obtain loans and other financial accommodations from CoBank. In order to facilitate the making of such loans and other financial accommodations, the parties are entering into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION

SECTION 1.01.                                 Definitions.  Capitalized terms used in this Agreement and defined in Exhibit A hereto shall have the meanings set forth in that Exhibit.

SECTION 1.02.                                 Rules of Interpretation. The rules of interpretation set forth in Exhibit A shall apply to this Agreement.

ARTICLE 2
THE SUPPLEMENTS

SECTION 2.01.                                 Promissory Notes and Supplements. In the event the Company desires to borrow from CoBank and CoBank is willing to lend to the Company, or in the event the parties desire to consolidate any existing loans hereunder, the parties will enter into a promissory note and supplement hereto (each a "Promissory Note and Supplement"). Each Promissory Note and Supplement will set forth CoBank’s commitment to make a loan or loans to the Company, the amount of the loan(s), the purpose of the loans(s), the interest rate or interest rate options applicable to the loan(s), the Company's promise to repay the loans, and any other terms and conditions applicable to the particular loan(s). Each loan will be governed by the terms and conditions set forth in this Agreement and in the Promissory Note and Supplement relating to that loan. In the absence of a Promissory Note and Supplement hereto duly executed by CoBank, CoBank shall have no obligation to make a loan to the Company under this Agreement.

SECTION 2.02.                                  Notice and Manner of Borrowing New Loans. Except as otherwise provided in a Promissory Note and Supplement: (A) loans will be made available on any Business Day upon the telephonic or written request of an authorized employee of the Company; (B) requests for loans must be received by 12:00 noon Company’s local time at least 5 Business Days before the date on which the loan is to be made; and (C) loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company on forms supplied by CoBank.

SECTION 2.03.                                Method of Payment. The Company shall make all payments to CoBank under this Agreement and each Promissory Note and Supplement hereto by wire transfer of immediately available funds, by check, or, if specified by separate agreement between the Company and CoBank, by automated clearing house (ACH) or other similar cash handling processes.  Wire transfers shall be made to ABA No. 307088754 for advice to and credit of "CoBANK" (or to such other account as CoBank may direct by notice). The Company agrees to give CoBank telephonic notice no later than 12:00 noon Company’s local time of its intent to pay by wire, and funds received after 3:00 p.m. Company’s local time shall be credited on the next Business Day.  Checks shall be mailed to CoBANK, Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice).  Credit for payment by check will not be given until the latter of the next Business Day after receipt of the check or the Business Day on which CoBank receives immediately available funds.

SECTION 2.04.                                Security.                      The Company's obligations hereunder and under each other Loan Document to which the Company is a party (whether executed contemporaneously herewith or at a later date) shall be secured by a statutory first priority lien on all equity which the Company may now own or hereafter acquire in CoBank and all proceeds thereof. In addition, the Company’s obligations under each Promissory Note and Supplement shall be secured to the extent (if any) set forth in the Promissory Note and Supplement. The Company agrees to take such steps (including the execution and recording of such instruments and documents) as CoBank may from time to time reasonably require in order to enable CoBank to obtain, perfect and maintain its Lien on the collateral for the loans.

ARTICLE 3
CONDITIONS PRECEDENT

SECTION 3.01.                                 Conditions Precedent to the Initial Promissory Note and Supplement Hereto. CoBank's obligation to make a loan or loans under the initial Promissory Note and Supplement hereto, is subject to the following conditions precedent, which, in the case of instruments and documents, must be in form and content reasonably acceptable to CoBank:

(A)           This Agreement. CoBank shall have received a duly executed original of this Agreement.

(B)           Secretary’s Certificate.  CoBank shall have received an original certificate of the Secretary of the Company dated as of the date hereof (or as of another date reasonably acceptable to CoBank), attaching and certifying as to each of the following, all of which must be in form and content reasonably acceptable to CoBank: (1) the Certificate of Incorporation of the Company, certified by the Connecticut Secretary of State within 30 days of the date hereof; (2) the Bylaws of the Company; and (3) a certificate of the Connecticut Secretary of State issued within 30 days of the date hereof attesting to the legal existence  of the Company in the State of Connecticut.

(C)           Delegation and Wire Transfer Form. CoBank shall have received an original,  duly completed and executed delegation, wire, and electronic authorization form.

SECTION 3.02.                                Conditions to Each Supplement. CoBank’s obligation to make the initial loan under each Promissory Note and Supplement hereto (including the initial Promissory Note) and Supplement hereto) is subject to the following conditions precedent (which in the case of instruments and documents, must be originals and in form and content reasonably acceptable to CoBank):

(A)           Supplement. CoBank shall have received a duly executed Promissory Note and Supplement and all Loan Documents required by the Promissory Note and Supplement.

(B)           Evidence of Authority. CoBank shall have received copies, certified by the Secretary of the Company as of the date of the Promissory Note and Supplement (or as of another date approved by CoBank), of such board resolutions, evidence of incumbency, and other evidence as CoBank may reasonably require that the Promissory Note and Supplement and all Loan Documents executed in connection therewith have been duly authorized, executed and delivered.

(C)           Consents and Approvals. CoBank shall have received such evidence as CoBank may reasonably require that all consents and approvals referred to in Section 4.10 hereof, have been obtained and are in full force and effect.

(D)           Fees and Other Charges. CoBank shall have received all fees or other charges provided for herein or in the Promissory Note and Supplement.

(E)           Application. CoBank shall have received a duly executed and completed application for the credit and all instruments and documents required by the application for credit.

(F)           Insurance. CoBank shall have received such evidence as CoBank may reasonably require that the Company is in compliance with Section 5.03 hereof.

(G)           Security. If a Promissory Note and Supplement provides for additional security, CoBank shall have received: (1) such evidence as it shall reasonably require that the Company has taken all steps (including the execution and/or recording of such mortgages, deeds of trust, security agreements, UCC-1 financing statements, and other instruments and documents) required by CoBank under Section 2.04 hereof in order for CoBank to obtain, perfect and/or maintain its Lien on the Collateral; and (2) such Lien searches as CoBank may reasonably require demonstrating that there are no other Liens on the Collateral.

(H)           Opinion of Counsel. CoBank shall have received an opinion of counsel to the Company, which counsel and opinion must be reasonably acceptable to CoBank.

SECTION 3.03.                                Conditions to Each Loan. CoBank’s obligation under each Promissory Note and Supplement (including the initial Promissory Note(s) and Supplement(s) hereto) to make any loan to the Company thereunder, including the initial loan, is subject to the conditions precedent that: (A) no Default or Event of Default shall have occurred and be continuing; (B) each of the representations and warranties of the Company set forth herein, in the Promissory Note and Supplement, and in all other Loan Documents shall be true and correct as of the date of the loan;  and (C) the Company shall have satisfied all conditions and requirements set forth in the Promissory Note and Supplement relating to that loan.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

To induce CoBank to enter into each Promissory Note and Supplement and make each loan thereunder, the Company represents and warrants that:

SECTION 4.01.                                Organization, Etc. The Company: (A) is a publically traded corporation listed on the NASDAQ; (B) is duly organized and validly existing under the Laws of the State of Connecticut; (C) has the power and authority to own its assets and to transact the business in which it is engaged or proposes to engage and to enter into and perform the Loan Documents; and (D) is duly qualified to do business in, and is in good standing, where applicable, under the Laws of, each jurisdiction in which such qualification is required.

SECTION 4.02.                                Loan Documents. This Agreement, the Promissory Notes and Supplements, and all other Loan Documents: (1) have been duly authorized, executed and delivered by the Company and each other Person that is a party thereto; and (2) create legal, valid and binding obligations of the Company and each other Person that is a party thereto which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

SECTION 4.03.                                Operation of Business. The Company and each Subsidiary possesses all licenses, certificates, permits, authorizations, approvals, franchises, patents, copyrights, trademarks, trade names, rights thereto, or the like which are material to the operation of its business or required by Law, and neither the Company nor any Subsidiary is in violation of the rights of others with respect thereto.  Without limiting the foregoing, CWC has all certificates of convenience and necessity and other governmental authorizations required by the Connecticut Department of Public Utility Control (the “CPUC”), other applicable governmental authorities, and Law in order for it to operate its business as presently operated and as proposed to be operated.

SECTION 4.04.                                Litigation. Except as disclosed in any application submitted in connection with the Promissory Note and Supplement, there are no pending or, to the knowledge of the Company, threatened actions or proceedings against or affecting the Company or any Subsidiary before any court, governmental agency, mediator, arbitrator, or the like which could, in any one case or in the aggregate, if adversely decided, have a Material Adverse Effect.

SECTION 4.05.                                Subsidiaries.

(A)           Schedule 4.05 contains complete and correct lists of the Company’s: (1) Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, and (2) Affiliates, other than Subsidiaries.

(B)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 4.05 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien.

(C)           Each Subsidiary identified in Schedule 4.05 is a corporation or other legal entity duly organized, validly existing and in good standing, where applicable, under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(D)           No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

SECTION 4.06.                                Financial Statements. The Financial Statements are complete and correct and fairly present the financial condition of the Company and its consolidated Subsidiaries, and the results of its and their operations as of the date and for the periods covered by such Financial Statements, all in accordance with GAAP consistently applied (or the appropriate standards of the regulatory agency having jurisdiction over the Company). There are no liabilities known to the Company which are material but not reflected in the Financial Statements or in the notes thereto. Since the date of the most recent annual Financial Statement, there has been no material adverse change in the condition, financial or otherwise, business or operations of the Company.

SECTION 4.07.                                Ownership and Liens. The Company and its Subsidiaries have title to all of its and their properties, real and personal, including the property reflected in the Financial Statements (other than any property disposed of in the ordinary course of business), and, to its knowledge (without having conducted a lien search to determine if any involuntary or unauthorized Liens have been filed) none of its or their properties are subject to any Lien, except such as may be permitted under Section 6.02 of this Agreement.

SECTION 4.08.                                Compliance with Law.  The Company and its Subsidiaries are operating its and their businesses in compliance in all material respects with all applicable Laws (including all Laws relating to the environment).

SECTION 4.09.                                Environment. Except as disclosed in any application submitted in connection with the Promissory Note and Supplement: (A) all property owned or leased by the Company or any Subsidiary or proposed to be acquired with the proceeds of the Promissory Note and Supplement, and all of its and their operations are in compliance in all material respects with all Laws relating to the environment; (B) no property owned or leased by the Company or any Subsidiary is being used, or to its knowledge, has been used for the disposal, treatment, processing or handling of hazardous waste or materials (as defined under any applicable environmental Law); (C) except in the ordinary course of business of the Company and each Subsidiary and in material compliance with all applicable Laws relating to the environment, the Company has not used or stored hazardous wastes or materials on its properties; (D) no investigation, claim, litigation, proceedings, order, judgment, decree, settlement, Lien or the like with respect to any environmental matter is in existence or, to the Company’s knowledge, proposed, threatened, or anticipated with respect to the properties or operations of the Company or any Subsidiary; and (E) to the Company’s knowledge, no environmental contamination or condition currently exists on any property of the Company or any Subsidiary which could delay the sale or other disposition of such property or could have, or already has had, an adverse effect on the value of such property.

SECTION 4.10.                                Consents and Approvals.   Except for such as shall have been obtained and are in full force and effect, no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company or any Subsidiary is a party or by which it or any of its property may be bound or affected, is necessary in connection with: (A) the execution, delivery, performance or enforcement of the Loan Documents; and (B) the activity being financed by the Promissory Note and Supplement.

SECTION 4.11.                                Conflicting Agreements.  None of the Loan Documents conflicts with, or constitutes (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default under, any other agreement to which the Company or any Subsidiary is or expects to become a party or by which the Company or any Subsidiary or any of its or their properties may be bound, and do not conflict with any provision of the articles of incorporation, bylaws, or other organizational documents of the Company or any Subsidiary.

SECTION 4.12.                                Compliance and No Default. The Company and its Subsidiaries are operating their businesses in compliance with all of the terms of the Loan Documents, and no Default or Event of Default exists.

SECTION 4.13.                                Applications.  Each representation and warranty and all information set forth in the application submitted in connection with, or to induce CoBank to enter into, the Promissory Note and Supplement is correct in all material respects.

SECTION 4.14.                                Budgets, Etc.  All budgets, projections, feasibility studies, and other documentation submitted by or on behalf of the Company to CoBank in connection with, or to induce CoBank to enter into, the Promissory Note and Supplement, are based upon assumptions that are reasonable and realistic, and no fact has come to light, and, to the knowledge of the Company, no event has occurred, which would cause any material assumption made therein to not be reasonable or realistic.

SECTION 4.15.                                Taxes.  The Company and each of its Subsidiaries has timely and properly filed all tax returns (federal, state and local) that were required to be filed, and has paid any taxes, assessments, and other governmental charges, including interest and penalties. There are no audits pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

SECTION 4.16.                                Water Rights. CWC: (A) has water rights with such amounts, priorities and qualities as are necessary to adequately serve its customers; (B) controls, owns, or has access to all such water rights free and clear of the interests of any third party; and (C) has not suffered or permitted any transfer or encumbrance of such water rights, or any of them, and has not done any act or thing which would impair or cause the loss of any such water rights.

SECTION 4.17.                                Facilities. CWC’s utility facilities: (A) meet present demand in all material respects; (B) are constructed in a good and professional manner; (C) are in good working order and condition; and (D) comply in all material respects with all applicable Laws.

SECTION 4.18.                                Rate Matters. (A) CWC’s rates for water are regulated by, and have been approved by, the CPUC; and (B) there is no pending and, to the Company's knowledge, threatened action or proceeding before the CPUC, any court, or any other governmental authority, the objective or result of which is or could be to: (1) reduce or otherwise adversely change any of CWC’s rates for the provision of water and/or wastewater services, except as contemplated pursuant to CPUC Docket No. 06-07-08RE01, Application of The Connecticut Water Company to Amend Rate Schedules – Temporary Rate Reduction; (2) limit or revoke any of CWC’s permits or other authorizations to conduct business; or (3) otherwise have a Material Adverse Effect.

SECTION 4.19.                                Enforcement Actions. Neither the Company nor any Subsidiary is subject to any Enforcement Action.

SECTION 4.20.                                ERISA.  Compliance with ERISA.

(A)            The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable Laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate material.

(B)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year for which an actuarial valuation report is available and on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The terms “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(C)           The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material.

(D)           The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not material.

ARTICLE 5
AFFIRMATIVE COVENANTS

Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company agrees to and, with respect to Sections 5.01 through 5.05 and Section 5.08 hereof, agrees to cause each Subsidiary to:

SECTION 5.01.                                Maintenance of Existence, Etc.  Preserve and maintain its existence in the jurisdiction of its formation, qualify and remain qualified to transact business in all jurisdictions where such qualification is required, and obtain and maintain all licenses, permits, franchises, patents, copyrights, trademarks, tradenames, or rights thereto which are material to the conduct of its business or required by Law.

SECTION 5.02.                                Compliance With Laws.  Comply in all material respects with all applicable Laws (including all Laws relating to the environment), and cause all Persons occupying or present on any of its properties to comply in all material respects with all such Laws.

SECTION 5.03.                                Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations reasonably acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated, and make such increases in the amounts or coverage thereof as CoBank may from time to time reasonably require. Without limiting the foregoing, in the event any property is located in a flood zone, then the Company shall obtain or cause its Subsidiaries to obtain such flood insurance as may be reasonably required by CoBank. All policies insuring any collateral shall have lender or mortgagee loss payable clauses or endorsements in form and content acceptable to CoBank.  At CoBank’s request, the Company agrees to deliver to CoBank such proof of compliance with this Section as CoBank may require..

SECTION 5.04.                                Property Maintenance.  Maintain all of its properties that are necessary to or useful in the proper conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and make all alterations, improvements and replacements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition. The Company agrees that at the CoBank’s request, which request may not be made more than once during any 12 month period, the Company will furnish to CoBank a report on the condition of CWC’s property and prepared by a professional engineer reasonably satisfactory to CoBank.

SECTION 5.05.                                Books and Records. Keep records and books of account in which complete entries will be made in accordance with GAAP (or the appropriate standards of the regulatory agency having jurisdiction over the Company).

SECTION 5.06.                                Reports and Notices. Furnish to CoBank:

(A)           Annual Financial Statements. As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, a copy of:

(i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)            consolidated statements of income, changes in shareholders’ equity, and cash flows of the Company and its Subsidiaries, for such year,

setting forth, in each case, in comparative form, the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an unqualified opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate described above, shall be deemed to satisfy the requirements of this Section 5.06(A);

(B)           Quarterly Statements.  As soon as available, but in no event more than 60 days after the end of each fiscal quarter of the Company occurring during the term hereof (other than the last quarterly fiscal period of each such fiscal year), a copy of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission;

(C)           Annual Compliance  Certificate. Together with each set of financial statements delivered to CoBank pursuant to Subsection (A) of this Section 5.06, a certificate of the chief financial officer or general manager of the Company in the form attached hereto as Exhibit B.

(D)           [Intentionally Omitted]

(E)           Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of a Default or an Event of Default.

(F)           Notice of Litigation, Material Matters, Etc.  Promptly after becoming aware thereof, notice of: (1) the commencement of any action, suit or proceeding before any court, governmental instrumentality, arbitrator, mediator or the like which, if adversely decided, could have a Material Adverse Effect; (2) the commencement of any Enforcement Action against the Company or any Subsidiary; (3) the receipt of any notice, indictment, pleading, or other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a clean-up or other response under any environmental Law, or which seeks penalties, damages, injunctive relief, or other relief as a result of an alleged violation of any such Law, or which claims personal injury or property damage as a result of environmental factors or conditions; and (4) the occurrence of any other event or matter (including the rendering of any order, judgment, ruling and the like) which could have a Material Adverse Effect.

(G)           Notice of Certain Events. At least 60 days prior thereto notice of any change in the office where the Company’s books and records are kept.

(H)           Other Notices. Such other notices as may be required by any Promissory Note and Supplement or any other Loan Document.

(I)           Other Information.  Such other information regarding the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as CoBank may from time to time reasonably request, including, but not limited to, budgets, interim financial statements, and copies of all pleadings, notices and communications referred to in Section 5.06(F) hereof.

(J)           ERISA Matters. Promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)           with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)           any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

SECTION 5.07.                                Inspection.  Permit CoBank, and/or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine the properties, books and records of the Company and its Subsidiaries, and to discuss its and their affairs, finances and accounts with its and their officers, directors, and independent certified public accountants; provided that CoBank agrees to abide by all Company safety and privacy policies while doing so.

           SECTION 5.08.                                Water Rights, Title to Property, Etc.  Cause CWC to: (A) obtain and maintain water rights and discharge rights in such amounts, priorities and qualities as are necessary at all times to meet the needs of its customers; (B) obtain and maintain title to, valid leasehold interests in, or other valid interests (including easements, licenses and servitudes) in, all real property on which all water wells, reservoirs, water and wastewater treatment plants, and warehouse and storage facilities are located; (C) keep all water rights and discharge rights free and clear of any interest of any third party; and (D) not suffer or permit any transfer or encumbrance of any water rights or discharge rights, or abandon any water rights or discharge rights, or do any act or thing which would impair or cause the loss of any water rights or discharge rights if same could reasonably be expected to have a Material Adverse Effect.

ARTICLE 6
NEGATIVE COVENANTS

Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company will not:

SECTION 6.01.                                Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money, letters of credit, or the deferred purchase price of property or services (including any Capital Lease), except for: (A)  accounts payable to trade creditors incurred in the ordinary course of business; (B) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (C) purchase money indebtedness or Capital Leases; (D) unsecured indebtedness to CoBank and/or other lenders; and (E) secured indebtedness to other lenders, provided that CoBank is given a pari passu Lien in the collateral; provided, however, that in the case of Subsections (C) through (E) hereof, the Company will, after giving effect thereto, be in compliance with Section 7.01 hereof.

SECTION 6.02.                                Liens.  Create, incur, assume, or allow to exist any Liens, except for:  (A) Liens in favor of CoBank and other lenders as contemplated in Section 6.01(E) hereof; (B)  Liens for taxes, assessments, or governmental charges that are not past due; (C) pledges and deposits under workers' compensation, unemployment insurance, and social security Laws; (D) pledges and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (D) Liens imposed by Law in favor of mechanics, material suppliers, warehouses, and like persons that secure obligations that are not past due; (E) Liens to secure debt permitted under Section 6.01(C) hereof, as long as such Liens attach only to the property being acquired; and (F) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the Company’s property or assets encumbered thereby in the normal course of business or materially impair the value of the property subject thereto.

SECTION 6.03.                                Mergers, Etc.  (A) Merge or consolidate with any other Person or permit and Subsidiary to merge or consolidate with any other Person, unless the Company or the Subsidiary is the surviving entity;  or (B) commence operations or permit any Subsidiary to commence operations under any other organization or entity, including any joint venture, or permit any Subsidiary to do the same; or (C) change its name unless: (1) the Company has given CoBank not less than 30 days prior written notice; and (2) the Company enters into such amendments hereto and to the other Loan Documents as CoBank may reasonably require in order to reflect the new name.

SECTION 6.04.                                Disposition of Assets. Sell, transfer, lease or otherwise dispose of, or permit any Subsidiary to sell, transfer, lease or otherwise dispose of, any of its assets except in the ordinary course of business. Without limiting the foregoing, the sale of any equity in any Subsidiary or the sale of any assets in connection with the discontinuance of any portion of the Company’s or any Subsidiary’s business shall be considered to be outside of the ordinary course of business.

SECTION 6.05.                                Loans and Investments.  Make any loan or advance to, or make any investment in, or make any capital contribution to, or purchase or make any commitment to purchase any stock, bonds, notes, or other securities of, any Person, except for: (A) securities or deposits issued, guaranteed or fully insured as to payment by the United States of America or any agency thereof; (B) loans and investments in its Subsidiaries; and (C) as long as no Default or Event of Default would arise, the acquisition of a majority of the voting stock or other equity interests in another regulated water utility.

SECTION 6.06.                                Contingent Liabilities.  Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except: (A) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (B) for a Guaranty from the Company to U.S. Bank National Association, as Trustee, dated as of October 1, 2005 granted in connection with the issuance of Connecticut Development Authority $5,000,000 Water Facilities Revenue Bonds (The Crystal Water Company of Danielson Project – 2005A Series).

SECTION 6.07.                                Change in Business.  Engage in any business activities or operations substantially different from or unrelated to its present business activities or operations or make any  change in the Company's name, structure, jurisdiction of formation, or organizational number (if any).

SECTION 6.08.                                Dividends.  Declare or pay, directly or indirectly, any Distributions if before and after giving effect thereto, a Default or Event of Default exists.

SECTION 6.09.                                Transactions with Affiliates.  Enter into any transaction with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would obtain in a comparable arm’s-length transaction with a person or entity that was not an Affiliate.

SECTION 6.10.                                Subsidiary Restrictions. The Company will not permit any Subsidiary to enter into or be a party to any agreement that restricts or prohibits the Subsidiary from making any Distributions to the Company or repaying any loans made by the Company to the Subsidiary.  For the avoidance of doubt, this Section 6.10 does not prohibit the restrictions on the ability of CWC to incur indebtedness contained in the Reimbursement and Credit Agreements with Citizens Bank of Rhode Island dated March 1, 2004 and August 1, 2004, as each has been amended.

ARTICLE 7
FINANCIAL COVENANTS

Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect:

SECTION 7.01.                                Total Debt to Capitalization Ratio.  The Company and its consolidated Subsidiaries shall have at all times a ratio of Total Debt to Total Capitalization of not more than ..65 to 1.00.

SECTION 7.02.                                Fiscal Year. The Company will not change its fiscal year.

ARTICLE 8
EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default” hereunder:

SECTION 8.01.    Payment Default.  The Company should fail to make when due any payment to CoBank hereunder, under any Promissory Note and Supplement, or under any other Loan Document.

SECTION 8.02.    Representations and Warranties, Etc. Any opinion, certificate or like document furnished to CoBank by or on behalf of the Company, or any representation or warranty made or deemed made by the Company herein or in any other Loan Document, shall prove to have been false or misleading in any material respect on or as of the date furnished, made or deemed made.

SECTION 8.03.    Covenants.  The Company should fail to perform or comply with any covenant set forth in Article 5 hereof (other than Sections 5.01 and 5.06(E)) and such failure continues for 30 days after written notice thereof shall have been delivered to the Company by CoBank.

SECTION 8.04.    Other Covenants and Agreements.  The Company should fail to perform or comply with Sections 5.01 or 5.06(E), or any other covenant or agreement contained herein or in any Promissory Note and Supplement, or shall use the proceeds of any loan for any unauthorized purpose.

SECTION 8.05.    Cross Default. The Company should, after any applicable grace period, breach or be in default under the terms of any other Loan Document, or the Company or any Subsidiary should, after any applicable grace period, breach or be in default under the terms of any other agreement with CoBank or any Affiliate of CoBank, including Farm Credit Leasing Services Corporation.

SECTION 8.06.    Other Indebtedness. The Company or any Subsidiary should fail to pay when due any indebtedness in excess of $100,000 to any other Person for borrowed money or any long-term obligation in excess of $100,000 for the deferred purchase price of property (including any Capital Lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

SECTION 8.07.                                Judgments.  A judgment, decree, or order for the payment of money in excess of $100,000 shall have been rendered against the Company, CWC, or, if same could reasonably be expected to have a Material Adverse Effect, any other Subsidiary and either: (A) enforcement proceedings shall have been commenced; (B) a Lien prohibited hereby shall have been obtained; or (C) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, bonded, discharged, satisfied, or stayed pending appeal.

SECTION 8.08.                                Insolvency, Etc. The Company, CWC, or, if same could reasonably be expected to have a Material Adverse Effect any other Subsidiary, shall: (A) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (B) suspend its business operations or a material part thereof; or (C) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property; or (D) have commenced against it any action or proceeding for the appointment of a trustee, receiver, or other custodian, and such proceeding is not dismissed within 45 days following its inception or a trustee, receiver, or other custodian is appointed for all or any part of its property; (E) have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction and such proceeding is not dismissed within 45 days following its inception; or (F) make an assignment for the benefit of creditors or commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction.

SECTION 8.09.                                Casualty or Condemnation.  All or a material portion of the assets of the Company, CWC, or, if same could reasonably be expected to have a Material Adverse Effect, any Subsidiary: (1) are destroyed in a casualty or like event (regardless of the cause); or (2) are taken in a condemnation action or proceeding or in a like proceeding or are sold or otherwise transferred in lieu thereof or pursuant to any right of any governmental authority to direct the sale of transfer thereof.

SECTION 8.10.                                Material Adverse Change.  Any material adverse change occurs, as reasonably determined by CoBank, in the condition, financial or otherwise, operations, business or properties of the Company or any of its Subsidiaries or in the Company’s ability to perform its obligations hereunder, under any security instrument or document, or under any other Loan Document.

SECTION 8.11.                                Changes in Ownership.  More than 25% of the voting stock in the Company is acquired by a Person and its Affiliates.

ARTICLE 9
REMEDIES UPON DEFAULT

SECTION 9.01.                                Remedies.  Upon the occurrence and during the continuance of a Default or Event of Default, CoBank shall have no obligation to make any loan to the Company and may discontinue doing so at any time without prior notice. In addition, upon the occurrence and during the continuance of an Event of Default, CoBank may, upon notice to the Company:

(A)           Termination and Acceleration. Terminate any commitment and declare the unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this Agreement, the Promissory Notes and Supplements, and all other Loan Documents to be immediately due and payable; provided, however, that upon the occurrence of an Event of Default under Section 8.08(F), any commitments shall automatically be terminated and all such amounts shall automatically become due and payable. Upon such a declaration (or automatically, as provided above), the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company.

(B)           Enforcement. Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any other Loan Document, or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any future or other exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company’s obligations to CoBank the proceeds of any equity in CoBank and any balances held in any account maintained at CoBank (whether or not such balances are then due).

(C)           Application of Funds.  Apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.

In addition to the rights and remedies set forth above and notwithstanding the terms of any Promissory Note and Supplement, upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of the loans and, to the extent permitted by Law, overdue interest, fees and other charges, shall, at CoBank’s option in each instance (and automatically following an acceleration), accrue interest at the Default Rate.

ARTICLE 10
MISCELLANEOUS

SECTION 10.01.                                           Broken Funding Surcharge.  Notwithstanding the terms of any Promissory Note and Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees to provide three Business Days’ prior written notice in the event the Company desires to prepay any balance bearing interest at a fixed rate and to pay to CoBank a broken funding surcharge in the amount set forth below in the event the Company:  (1) repays any fixed rate balance prior to the last day of its fixed rate period (whether such payment is made voluntarily, as a result of an acceleration, or otherwise); (2) converts any fixed rate balance to another fixed rate or to a variable rate prior to the last day of the fixed rate period applicable to such balance; or (3) fails to borrow any fixed rate balance on the date scheduled therefor.  The surcharge shall be in an amount equal to the greater of (i) the sum of:  (a) the present value of any funding losses imputed by CoBank to have been incurred as a result of such payment, conversion or failure; plus (b) a per annum yield of 1/2 of 1% of the amount repaid, converted or not borrowed for the period such amount was scheduled to have been outstanding at such fixed rate, or (ii) $300. Such surcharge shall be determined and calculated in accordance with methodology established by CoBank, a copy of which will be made available upon request. Notwithstanding the foregoing, in the event of a conflict between the provisions of this subsection and of the broken funding charge section of a forward fix agreement between CoBank and the Company, the provisions of the forward fix agreement shall control.

SECTION 10.02.                                           Complete Agreement, Amendments, Etc. The Loan Documents are intended by the parties to be a complete and final expression of their agreement.  NO AMENDMENT, MODIFICATION, OR WAIVER OF ANY PROVISION OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, AND NO CONSENT TO ANY DEPARTURE BY THE COMPANY HEREFROM OR THEREFROM, SHALL BE EFFECTIVE UNLESS APPROVED BY COBANK AND CONTAINED IN A WRITING SIGNED BY OR ON BEHALF OF COBANK AND COBANK, AND THEN SUCH WAIVER OR CONSENT SHALL BE EFFECTIVE ONLY IN THE SPECIFIC INSTANCE AND FOR THE SPECIFIC PURPOSE FOR WHICH GIVEN.  In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Promissory Notes and Supplements hereto.  Each Promissory Note and Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein.  Without limiting the foregoing, any capitalized term utilized in any Promissory Note and Supplement (or in any amendment to this Agreement or Promissory Note and Supplement) and not otherwise defined in the Promissory Note and Supplement (or amendment) shall have the meaning set forth herein.

SECTION 10.03.                                           Applicable Law, Jurisdiction. Except to the extent governed by applicable federal Law, the Laws of the State of Colorado, without reference to choice of law doctrine, shall govern: (A) this Agreement, each Promissory Note and Supplement, and any other Loan Document for which Colorado is specified as the applicable law; (B) all disputes and matters between the parties to this Agreement; (C) the rights and obligations of the parties to this Agreement or any other Loan Document by and between the parties for which Colorado is specified as the applicable law. The parties agree to submit to the non-exclusive jurisdiction of any federal or state court sitting in Colorado for any action or proceeding arising out of or relating to this Agreement or any other Loan Document. The Company hereby waives any objection that it may have to any such action or proceeding on the basis of forum non-conveniens.

SECTION 10.04.                                           Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon delivery if personally delivered or sent by facsimile or similar transmission, or 3 days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address as either party may specify by like notice):

If to Company, as follows: Connecticut Water Service 93 West Main Street Clinton, CT 06418 Facsimile: 860-669-5579 Attn: President	If to the CoBank, as follows: CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111 Facsimile: (303) 224-6101 Attention: Credit Information Services

SECTION 10.05.                                           Costs, Expenses, and Taxes.  To the extent allowed by Law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of counsel retained or employed by CoBank) incurred by CoBank and any participants in connection with the origination, administration, interpretation, collection, and enforcement of this Agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to CoBank, all title insurance premiums and other charges, and any stamp, intangible, transfer or like tax incurred in connection with this Agreement or any other Loan Document or the recording hereof or thereof.

SECTION 10.06.                                           Effectiveness and Severability.  This Agreement shall continue in effect until: (A) all indebtedness and obligations of the Company under this Agreement and the other Loan Documents shall have been paid or satisfied; (B) CoBank has no commitment to extend credit to or for the account of the Company under any Promissory Note and Supplement; (C) all Promissory Notes and Supplements shall have been terminated; and (D) either party sends written notice to the other party terminating this Agreement. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 10.07.                                           Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of CoBank. CoBank may sell or assign its rights and obligations hereunder and under the other Loan Documents or may sell participations in its rights and obligations hereunder and under the Loan Documents to any Person, and, in connection therewith, disclose financial and other information on the Company and its Affiliates provided that such participant or prospective participant agrees (subject to normal qualifications) to keep such information confidential and, in the case of assignments, such party has the same as or a higher credit rating than CoBank. Patronage distributions in the event of a sale of a participation interest shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time).  A sale of a participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof).  CoBank agrees to give written notification to the Company of any sale hereunder.

SECTION 10.08.                                           Indemnification.  The Company agrees to indemnify, defend and hold harmless CoBank, its participants, and its and their respective officers, directors, shareholders, employees, and agents (collectively, the “Indemnitees”) from and against any and all claims, obligations, liabilities, losses, damages, injuries (to persons or property), penalties, actions, suits, judgments, costs and expenses (including reasonable attorney’s fees) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, which are demanded, asserted or claimed against any such Indemnitee in any way relating to, or arising out of, or in connection with this Agreement or the other Loan Documents, including: (A) all claims arising in connection with the release, presence, removal, and disposal of all Hazardous Materials located on any property of the Company; (B) any claims, suits, or liabilities against the Company; and (C) the failure to pay any taxes as and when due. The foregoing indemnities shall not apply with respect to an Indemnitee to the extent arising as a result of the gross negligence or willful misconduct of such Indemnitee. The indemnification provided for hereunder shall survive the termination of this Agreement.

SECTION 10.09.                                           Other Types of Credit.  From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Company.  In the event the parties desire to do so under the terms of this Agreement, then the agreement of the parties with respect thereto may be set forth in a Promissory Note and Supplement to this Agreement and this Agreement shall be applicable thereto.

SECTION 10.10.                                           Patriot Act Notice.  CoBank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow CoBank to identify the Company in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for CoBank and its affiliates.

SECTION 10.11.                                           Counterparts; Electronic Delivery. Counterparts.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In addition, if agreeable to CoBank, signature pages may be delivered by facsimile.

(signature pages follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		CONNECTICUT WATER SERVICE, INC.

By:	/s/ Tokie Akrie	By:	/s/ David C. Benoit
Name:	Tokie Akrie	Name:	David C. Benoit
Title:	Assistant Corporate Secretary	Title:	Vice President-CFO

EXHIBIT A

DEFINITIONS AND RULES OF INTERPRETATION

SECTION 1.01                                Definitions. As used in the Agreement, any amendment thereto, or in any Promissory Note and Supplement, the following terms shall have the following meanings:

Affiliate shall mean any Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Company; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of, or other interests in, the Company; or (3) five percent (5%) or more of the voting stock of, or other interest in, which is directly or indirectly beneficially owned or held by the Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement shall mean this Master Loan Agreement.

Borrower Default shall mean the occurrence of an event which with the giving of notice or the passage of time or the occurrence of any other condition would become a Borrower Event of Default.

Borrower Event of Default shall mean an “Event of Default” as defined in any Company Loan Document or, in the event such documents do not have defined “Events of Default”, the breach of any Company Loan Document.

Business Day means any day other than a Saturday, Sunday, or other day on which CoBank, any of the Federal Reserve Banks, or Connecticut banking institutions are closed for business.

Capital Lease shall mean a lease which should be capitalized on the books of the lessee in accordance with GAAP.

CoBank shall mean CoBank, ACB and its successors and assigns.

Code shall means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Collateral shall have the meaning set forth in Section 2.04 of the Agreement.

Company shall have the meaning set forth in the introductory paragraph of the Agreement.

CPUC shall have the meaning set forth in Section 4.03 hereof.

CWC shall mean the Connecticut Water Company, a Connecticut corporation.

Default shall mean the occurrence of any event which with the giving of notice or the passage of time or the occurrence of any other condition would become an Event of Default under the Agreement, including the occurrence of any event which, with the giving of notice or the passage of time or the occurrence of any other condition would become a Borrower Event of Default.

Default Rate shall mean: (1) in the case of principal, 2% per annum in excess of the rate(s) that would otherwise be in effect on the loans under the Promissory Notes and Supplements; and (2) in the case of overdue interest, fees and other charges, 2% per annum in excess of the CoBank Base Rate, as in effect from time to time.

Distribution shall mean the payment of any dividend or distribution of any kind to its shareholders or other owners, whether in cash, assets, obligations or otherwise, and whether paid directly or indirectly, such as by a reduction in or a rebate of rates or the purchase or redemption of any equity or other securities or interests in the Company, or the purchase of any assets or services for a price that exceeds the fair market value thereof.

Dollars and the sign “$” shall mean lawful money of the United States of America.

Enforcement Action shall mean a formal judicial or administrative proceeding filed by any governmental authority to enforce any Law.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

ERISA Affiliate shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

ERISA Plans shall have the meaning set forth in Section 4.20 of the Agreement.

Event of Default shall mean any of the events specified in Article 8 of this Agreement and any event specified in any Promissory Note and Supplement or other Loan Document as an Event of Default.

Financial Statements shall mean: (1) in the case of the initial Promissory Note(s) and Supplement(s) to the Agreement, the Company’s Annual Report on Form 10-K for the fiscal year ending on December 31, 2008, and the Form 10-Q for the fiscal quarter ending on March 31, 2009.; and (2) in the case of each other Promissory Note and Supplement to the Agreement, the most recent annual financial statements furnished to CoBank pursuant to Sections 5.06(A) of the Agreement.

GAAP shall mean generally accepted accounting principles in the United States.

Laws shall mean all laws, rules, regulations, codes, orders and the like.

Lien shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

Loan Documents shall mean this Agreement, all Promissory Notes and Supplements, and all instruments or documents relating to this Agreement or the Promissory Notes and Supplements, including, without limitation, all applications, certificates, opinions of counsel, mortgages, deeds of trust, security agreements, guaranties, pledge agreements, assignments, and third party consents.

Long-Term Debt shall mean, for the Company, on a consolidated basis, the sum of (a) all indebtedness for borrowed money, (b) obligations which are evidenced by notes, bonds, debentures or similar instruments, and (c) that portion of obligations with respect to capital leases or other capitalized agreements that are properly classified as a liability on the balance sheet in conformity with GAAP or which are treated as operating leases under regulations applicable to them but which otherwise would be required to be capitalized under GAAP, in each case having a maturity of more than one year from the date of its creation or having a maturity within one year from such date but that is renewable or extendible, at the Company’s option, to a date more than one year from such date or that arises under a revolving credit or similar agreement that obligates the lender(s) to extend credit during a period of more than one year from such date, including all current maturities in respect of such indebtedness whether or not required to be paid within one year from the date of its creation.

Material Adverse Effect shall mean a material adverse effect on the condition, financial or otherwise, operations, properties, margins or business of the Company or any Subsidiary or on the ability of the Company or any Subsidiary to perform its obligations under the Loan Documents.

Multiemployer Plan shall mean any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

Net Worth shall mean the difference between total assets less total liabilities (both as determined on a consolidated basis in accordance with GAAP consistently applied).

PBGC shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

Person shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

Plan shall mean an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

Promissory Note and Supplement shall have the meaning set forth in Section 2.01 of the Agreement.

Responsible Officer shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

Subsidiary shall mean, as to the Company, a corporation, partnership, limited liability company, joint venture, or other Person of which shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, joint venture, or other Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Company.

Total Capitalization shall mean Total Debt plus Net Worth, except that in determining Total Capitalization, contributions in aid of construction, advances for construction, customer deposits, or similar items reducing rate base calculations shall be excluded.

Total Debt shall mean the sum of the following (all as calculated on a consolidated basis in accordance with GAAP): (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than accounts payable to trade creditors incurred in the ordinary course of business), (b) obligations which are evidenced by notes, bonds, debentures or similar instruments, (c) that portion of obligations with respect to Capital Leases or other capitalized agreements that are properly classified as a liability on the balance sheet in conformity with GAAP or which are treated as operating leases under regulations applicable to them but which otherwise would be required to be capitalized under GAAP; (d) debt secured by a Lien on any assets of the Company or any Subsidiary (whether or not the debt has been assumed); and (e) all obligations guarantied by the Company or any Subsidiary.

SECTION 1.02                                Rules of Interpretation.  The following rules of interpretation shall apply to the Agreement, all Promissory Notes and Supplements, and all amendments to either of the foregoing:

Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

Number.  All terms stated in the singular shall include the plural, and all terms stated in the plural shall include the singular.

Including.  The term "including" shall mean including, but not limited to.

Default. The expression "while any Default or Event of Default shall have occurred and be continuing" (or like expression) shall be deemed to include the period following any acceleration of the obligations (unless such acceleration is rescinded).

Permitted Encumbrances. CoBank's consent to the Company having one or more Liens on all or any portion of its assets, shall not be construed to be an agreement to subordinate its Lien on those assets to the extent that such Lien is not otherwise entitled to priority under Law.

Headings. Captions and headings used in this Agreement are for reference and convenience of the parties only, and shall not constitute a part of this Agreement.

EXECUTION COPY

Loan No. RX0785S1

PROMISSORY NOTE AND SUPPLEMENT

THIS PROMISSORY NOTE AND SUPPLEMENT (this "Promissory Note and Supplement") is entered into as of June 29, 2009 between CONNECTICUT WATER SERVICE, INC., a Connecticut corporation (the “Company”) and COBANK, ACB, a federally chartered instrumentality of the United States (the "Lender"), and supplements the Master Loan Agreement between the parties dated as of June 29, 2009 (as amended or restated from time to time, the “MLA”). Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the MLA..

SECTION 1.                                364 Day Revolving Credit Commitment.  On the terms and subject to the conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make  loans (the “Loans”) to the Company from time to time during the period set froth below, in an aggregate principal amount not to exceed, at any one time outstanding, $15,000,000 (the “Commitment”). Within the limits and during the term of the Commitment, the Company can borrow, prepay and reborrow..

SECTION 2.                                Purpose.  The purpose of the Commitment is to finance capital expenditures and general corporate needs of the Company, CWC, and the other regulated water companies that are Subsidiaries of the Company.

SECTION 3.                                Term. The term of the Commitment shall be from the date hereof up and  including June 25, 2010, or such later date as CoBank may, in its sole discretion, authorize in writing (the “Maturity Date”).
SECTION 4.                                Availability. The Loans will be made available as provided in Section 2.02 of the MLA.

SECTION 5.                                Interest.

(A)           Rate Options. The Company agrees to pay interest on the unpaid balance of the Loans in accordance with one of more of the following interest rate options, as selected by the Company:

(1)           Weekly Variable Rate Option. At a rate per annum equal to the rate of interest established by CoBank on the first Business Day of each week (the “Variable Rate Option”). The rate established by CoBank shall be effective until the first Business Day of the next week and each change in the rate shall be applicable to all balances subject to this option. Information about the then current rate shall be made available upon telephonic request.

(2)           Quoted Rate Option.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance (the “Quoted Fixed Rate Option”). Under this option, rates may be fixed on such balances and for such periods (each, a “Quoted Fixed Rate Period”), as may be agreeable to CoBank in its sole discretion in each instance, provided that:  (1) rates may not be fixed for Quoted Fixed Rate Periods of less than 30 days; (2) rates may only be fixed on balances of $100,000.00 or in multiples thereof; and (3) the maximum number of balances that may be subject to this option at any one time shall be five (5).

(3)           LIBOR Option. At a fixed rate per annum equal to "LIBOR" (as hereinafter defined) plus 1.75% per annum (the “LIBOR Option”). Under this option rates may be fixed: (A) for "Interest Periods" (as hereinafter defined) of 1,2, 3, and 6 months, as selected by the Company; provided, however, that:  in no event may rates be fixed for Interest Periods expiring after the Maturity Date; (B) on balances of $500,000 or in increments of $500,000; (C) on a "Banking Day" (as hereinafter defined) on 3 Banking Days’ prior notice; and (D) on not more than five (5) separate balances at any one time. For purposes hereof: (a) "LIBOR" shall mean the rate (rounded upward to the nearest sixteenth of a percentage point and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) quoted by the British Bankers Association (“BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) "Banking Day" shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; and (c) "Interest Period" shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, or 6 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in FRB Regulation D; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B)           Elections. Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option(s) at the time it requests a Loan; (2) may, on any Business Day, elect to convert balances bearing interest at the Variable Rate Option to the Quoted Fixed Rate Option; (3) may, on the last day of any Quoted Fixed Rate Period, elect to refix the rate under the Quoted Fixed Rate Option or convert the balance to the Variable Rate Option; (4) may, on the last day of any Interest Period, elect to convert balances bearing interest at the LIBOR Option to the Variable Rate Option or Quoted Fixed Rate Option; and (5) may, on three Banking Days' prior notice, elect to convert balances bearing interest at the Variable Rate Option or the Quoted Fixed Rate Option to the LIBOR Option or refix a rate under the LIBOR Option; provided, however, that balances bearing interest at the Quoted Fixed Rate Option or the LIBOR Option may not be converted or continued until the last day of the Quoted Fixed Rate Period or Interest Period applicable thereto. In the absence of an election provided for herein, the Company shall be deemed to have elected the Variable Rate Option. All elections provided for herein may be made telephonically, in writing, or, if agreed to in a separate agreement, electronically, and must be received by 12:00 noon Company’s local time on the applicable Business Day. Any election made telephonically, shall be promptly confirmed in writing if so requested by CoBank.

(C)           Calculation and Payment.  Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days.  In calculating interest, the date each Loan is made shall be included and the date each Loan is repaid shall, if received before 3:00 P.M. Mountain time, be excluded. Interest shall be: (1) calculated quarterly in arrears as of the end of each calendar quarter and on the Maturity Date; and (2) due and payable on the 20th day of each April, July, October, and January, and on the Maturity Date. Notwithstanding the foregoing, at CoBank’s option, interest on balances bearing interest at the LIBOR Option shall be payable on the last day of the Interest Period or, in the case of Interest Periods of longer than three months, at three month intervals.

(D)           Additional Provisions Regarding LIBOR Option. Notwithstanding any other provision hereof, CoBank shall have the right to temporarily suspend or permanently terminate the Company’s ability to fix rates under the LIBOR Option or for one or more Interest Periods if, for any reason whatsoever (including a change in Law): (1) LIBOR is no longer being quoted in the London interbank market or is no longer being quoted for an Interest Period; (2) CoBank is prohibited from offering rates based on LIBOR; or (3) CoBank’s cost to fund balances bearing interest at the LIBOR Option (as determined by CoBank in its sole discretion) increases beyond any corresponding increase in LIBOR or decreases less than any corresponding decrease in LIBOR. In addition, if as a result of a change in Law or otherwise, CoBank is required to allocate additional capital to, or otherwise bear increase costs as a result of maintaining balances under, the LIBOR Option, the Company agrees to indemnify CoBank upon demand against all such costs.

SECTION 6.                                Fees.  [Waived By CoBank]

SECTION 7.                                Promissory Note. The Company promises to pay to repay the Loans to CoBank on the Maturity Date. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the Loans at the times and in accordance with the rate options set forth above.  If any date on which principal or interest is due is not a Business Day, then such payment shall be due and payable on the next Business Day and, in the case of principal, interest shall continue to accrue on the amount thereof.

SECTION 8.                                Prepayment.  Subject to Section 10.01 of the MLA, the Company may prepay the Loans in whole or part.

(signature pages follow)

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		CONNECTICUT WATER SERVICE, INC.

By:	/s/ Tokie Akrie	By:	/s/ David C. Benoit
Name:	Tokie Akrie	Name:	David C. Benoit
Title:	Assistant Corporate Secretary	Title:	Vice President-CFO